Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2017, relating to the financial statements of Blackhawk Network Holdings, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s change in its method of accounting for recognition of breakage revenue from certain financial liabilities and share-based compensation in 2016 due to adoption of Accounting Standards Update (“ASU”) 2016-04 Liabilities - Extinguishments of Liabilities: Recognition of Breakage for Certain Prepaid Stored-Value Products and ASU 2016-09 Compensation - Stock Compensation: Improvements to Employee Share-Based Payment Accounting, respectively), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Blackhawk Network Holdings, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
San Francisco, California
July 26, 2017